Exhibit 10.3.2

SECOND AMENDMENT

TO

PACIFIC CAPITAL BANCORP AMENDED AND RESTATED INCENTIVE AND

INVESTMENT AND SALARY SAVINGS PLAN

January 1, 2001 Restatement

The Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan, established effective January 1, 1996, as amended and restated effective January 1, 2001, is hereby further amended, effective as of May 1, 2003, in the following respects:

1. Section 8.2 of the Plan is amended to provide as follows:

8.2 Investment Funds

The Sponsor shall determine the number and type of Investment Funds and shall communicate the same and any changes therein in writing to the Administrator and the Trustee. Each Investment Fund shall be held and administered as a separate common trust fund. The interest of each Participant or Beneficiary under the Plan in any Investment Fund shall be an undivided interest.

The Sponsor may determine to offer one or more Investment Funds that are invested primarily in equity securities issued by an Employer or a Related Company that are publicly traded and are “qualifying employer securities” as defined in ERISA Section 407(d)(5). In no event may a Participant’s Tax-Deferred Contributions made for any Plan Year beginning on or after January 1, 1999 in excess of one percent of the Participant’s Compensation for such Plan Year be required to be invested in such equity securities.

2. A new Section 16.10 has been added to the Plan to provide as follows:

16.10 Distribution in the Form of Employer Stock

Notwithstanding any other provision of the Plan to the contrary, to the extent that his Account is invested in Employer stock on the date distribution is to be made to a Participant, the Participant may elect to receive distribution of the fair market value of such Account in the form of Employer stock.

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EXECUTED at                                         ,                              this      day of             ,         .

PACIFIC CAPITAL BANCORP

By:

Title: